JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
         Administrative Office: 9920 Corporate Campus Dr., Suite 1000,
                              Louisville, KY 40223



                                   ENDORSEMENT



The contract to which this endorsement is attached is hereby amended as follows:



The ALLOCATION GUIDELINES provision is modified by deleting the sentence "Owners are limited to 15 Sub-accounts at any one time." This provision will now read as follows:



ALLOCATION GUIDELINES.             The  Owner  can  select  from  among  all the
                                   Sub-Accounts of the Separate account and the Fixed Account option, if available.

                                   If the initial Purchase Payments and forms required to issue the Contract have been received, the Purchase Payment will be credited within two Business Days after its receipt at the Company's Administrative Office. Additional Purchase Payments will be credited to the Contract as of the Business Day they are received.

                                   Allocation   percentages  must  be  in  whole
                                   numbers. Each allocation must be at least 1%.


IN WITNESS WHEREOF, The Company has caused this endorsement to be executed at its Administrative Office in Louisville, Kentucky.



                  /s/ Craig A. Hawley
                  -------------------
                  Secretary